Exhibit 10.25

FORBEARANCE AGREEMENT AND AMENDMENTS
TO NOTE PURCHASE AGREEMENTS AND
CONVERTIBLE PROMISSORY NOTES

This FORBEARANCE AGREEMENT AND AMENDMENTS TO NOTE PURCHASE AGREEMENTS AND CONVERTIBLE PROMISSORY NOTES (this “Agreement”) is made and entered into as of August 14, 2026 (the “Agreement Date”), by and among EON RESOURCES INC. F/K/A HNR ACQUISITION CORP., a Delaware corporation (the “Company”), and WHITE LION CAPITAL, LLC, a Nevada limited liability company (the “Buyer”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the NPA’s (as defined below).

WHEREAS, the Company and the Buyer are parties to that certain Convertible Promissory Note, dated as of January 12, 2026 in the original aggregate principal amount of $600,000.00 (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “January 2026 Note”);

WHEREAS, the Company and the Buyer are parties to that certain Note Purchase Agreement, dated as of February 4, 2026 (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “February 2026 Note Purchase Agreement”), pursuant to which, among other things, the Company issued, and the Buyer purchased, a certain Convertible Promissory Note, dated as of February 4, 2026 in the aggregate principal amount of $600,000.00 (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “February 2026 Note”);

WHEREAS, the Company and the Buyer are parties to that certain Note Purchase Agreement, dated as of March 6, 2026 (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “March 2026 Note Purchase Agreement”), pursuant to which, among other things, the Company issued, and the Buyer purchased, a certain Convertible Promissory Note, dated as of March 6, 2026 in the aggregate principal amount of $600,000.00 (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “March 2026 Note”);

WHEREAS, the Company and the Buyer are parties to that certain Note Purchase Agreement, dated as of March 31, 2026 (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Late March 2026 Note Purchase Agreement”), pursuant to which, among other things, the Company issued, and the Buyer purchased, a certain Convertible Promissory Note, dated as of April 1, 2026 in the aggregate principal amount of $1,200,000 (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “First April 2026 Note”);

WHEREAS, pursuant to Section 9(f) of each of the February 2026 Note Purchase Agreement, March 2026 Note Purchase Agreement, and the Late March 2026 Note Purchase Agreement (collectively, the “NPA’s”), the provisions of such NPA’s, respectively, may be amended by an instrument in writing signed by the Buyer and the Company;

WHEREAS, pursuant to Section 4.3 of each of the January 2026 Note, the February 2026 Note, the March 2026 Note, and the April 2026 Note, (collectively, the “Notes”, and the Notes collectively with the NPA’s, the “Finance Documents”), the provisions of such Notes, respectively, may be amended by an instrument in writing signed by the Buyer and the Company;

WHEREAS, the Company is not in compliance with certain of its obligations under the NPA’s and Notes as more particularly set forth on Schedule A attached hereto, each of which constitute an “Event of Default” under the Notes, and such defaults are continuing or are expected to occur on or after the date hereof (collectively, the “Specified Defaults”);

WHEREAS, the Company has requested that the Buyer forbear for a period of time from exercising their rights and remedies under the NPA’s and the Notes with respect to the Specified Defaults, and the Company and the Buyer desire to amend each of the NPA’s and the Notes pursuant to the terms of this Agreement in connection with entry into this Agreement and/or the effectiveness of such forbearance; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Buyer is willing to temporarily forbear from exercising its rights and remedies under the NPA’s and the Notes with respect to the Specified Defaults upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Forbearance. Subject to the terms of this Agreement (including, without limitation, Section 2 hereof) and only so long as no Termination Event shall have occurred, the Buyer hereby agrees (i) to forbear from exercising any and all rights and remedies under the Finance Documents that arise solely as a result of the Specified Defaults, including its right to call the Note as immediately due and payable in full as a result of the occurrence of the Specified Defaults, until the earliest to occur of the following (each, a “Termination Event”):

a.	11:59 p.m. Eastern Time on the date that is 60 days following the Effective Date (as defined below);

b.	the occurrence and continuation of any Event of Default other than the Specified Defaults;

c.	any failure by the Company to perform or observe any of the covenants contained herein;

d.	any representation or warranty contained in this Agreement or any document delivered in connection herewith shall be false, or misleading in any material respect, when made; and

(ii) to avoid any confusion, that during the Forbearance Period, interest under each Note shall accrue interest at the non-default interest rate reflected in each Note (together with the forbearance contemplated by the preceding clause (i), the “Forbearance”).

Upon the occurrence of a Termination Event, and from and after such time (i) the Specified Defaults shall be reinstated as with respect to calling the Note as immediately due and payable in full and shall be deemed to have been continuing for all periods since the occurrence thereof, (ii) the agreement of the Buyer hereunder to forbear from exercising its rights and remedies under the NPA’s and the Notes with respect to calling any Note as immediately due and payable in full during the Forbearance Period (as defined below) shall immediately terminate without the requirement of any demand, presentment, protest, notice or action of any kind by the Buyer or any other Person, all of which Company hereby waives, and (iii) the Buyer may, in its sole and absolute discretion, proceed to exercise any or all of its rights and remedies provided for in the Finance Documents or under applicable law (collectively, “Remedies”) on account of the Specified Defaults. The period commencing on the Effective Date and ending on the date on which a Termination Event occurs is referred to herein as the “Forbearance Period.”

The Forbearance shall not (i) constitute or be deemed to constitute a consent to, or waiver of, any of the Specified Defaults or of any other breach, default or Event of Default, however so characterized, under the Finance Documents, or (ii) except as otherwise set forth above in this Section 1, prejudice any Remedies that the Buyer may now have or may have in the future under or in connection with the Finance Documents. The Buyer expressly reserves the right to exercise any and all Remedies in respect of the Finance Documents or under applicable law or at equity or otherwise upon the occurrence of an Event of Default (other than, during the Forbearance Period, the Specified Defaults) or upon the occurrence of any Termination Event at any time without further notice to any Person (except for any such notices required under the terms of the Finance Documents or by applicable law).

The omission from this Agreement of any fact or circumstance shall not constitute an admission, direct or indirect, express or implied, of the nonexistence of such fact or circumstance. In no event or circumstance shall any past or future discussions with the Buyer and/or the Buyer’s action or inaction as to any of its rights or remedies under any Finance Document (i) cause a modification of any Finance Document, (ii) establish a custom or course of dealing with respect to any Finance Document or (iii) in any way modify, change, impair, affect, diminish or release any obligations or liability of the Company under or pursuant to any Finance Document or any other liability any of such Persons may have to the Buyer.

2. Amendments to Note Purchase Agreements. Section 1(b)(ii) of each NPA is hereby amended and restated in its entirety as follows:

The Company hereby irrevocably grants to the Buyer the right to purchase an additional Note, which such option the Buyer may exercise in its sole discretion at any time after the First Closing until the 18 month anniversary thereof, provided that the satisfaction (or written waiver) of the conditions set forth in Section 7 and Section 8 below has occurred. Upon written notice from the Buyer of its election to initiate the Second Closing (the “Second Closing Notice”), the Company must facilitate the Second Closing and issue the applicable Note to the Buyer within two (2) Trading Days of receipt of the Second Closing Notice. The date of the purchase, issuance and sale of such Note described in this Section 1(b)(ii) shall constitute the Second Closing pursuant to this Agreement (the “Second Closing Date”). Each of the First Closing Date and Second Closing Date shall be referred to herein as a “Closing Date.”

3. Amendments to each Note. Each Note is hereby amended to effect a 10% increase in the original issuance discount of each such Note, and as such for the avoidance of doubt, immediately upon the execution of this Agreement, the Buyer and the Company hereby acknowledge and agree that the current principal amount and interest amount outstanding under each note is as follows (as of 8/14/2026):

NOTE	Principal Amount Outstanding	Interest Outstanding	Amended Original Interest Discount
January 2026 Note	$600,000	$35,666.67	$660,000
February 2026 Note	$600,000	$31,833.33	$660,000
March 2026 Note	$600,000	$13,416.67	$660,000
April 2026 Note	$1,200,000	$22,500.00	$1,320,000

4. Conditions Precedent. The Forbearance shall become effective on the date (the “Effective Date”) on which the following conditions precedent have been fulfilled to the Buyer’s satisfaction (or shall have been waived in writing by the Buyer), provided that if such conditions precedent are not fulfilled or waived as aforesaid within 5 days following the Agreement Date, the Effective Date shall not occur.

a.	Agreement. Each of the Buyer and the Company shall have executed and delivered a counterpart of this Agreement.

b.	Representations and Warranties Correct. The representations and warranties made by the Company in this Agreement shall be true and correct on and as of the Agreement Date and the Effective Date.

c.	Legal Fees. Within seven (7) days after the Agreement Date, the Company shall deliver to Buyer a reimbursement of the Buyer’s legal fees in connection with the preparation of this Agreement and its ancillary documents, and compliance analysis in an amount of $10,000.

5. Representations and Warranties.

a.	Each of the Buyer and the Company represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Agreement, that such actions were duly authorized by all necessary entity action and that the officers executing this Agreement on its behalf were similarly authorized and empowered and that this Agreement does not contravene any provisions of its articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties or assets are bound.

b.	The Company represents and warrants that Schedule A attached hereto is a complete list of all Events of Default that have occurred immediately prior to the execution of this Agreement.

6. Release of Claims. To induce the Buyer to enter into this Agreement, the Company hereby releases, acquits and forever discharges the Buyer and all officers, directors, agents, employees, advisors, successors and assigns of the Buyer, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that the Company now has or ever previously had against such Person related to any actions or facts occurring on or prior to the date of this Agreement under or in connection with any of the Finance Documents. The Company represents and warrants to the Buyer that it has not transferred or assigned to any Person any claim that the Company ever had or claimed to have against the Buyer.

7. Full Force and Effect. Except as specifically modified by this Agreement, all of the other terms, conditions and covenants set forth in each NPA and each Note shall remain in full force and effect in accordance with their terms.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws as set forth in Section 9(a) of each NPA.

9. Miscellaneous. Each reference in each NPA and the Note to “this Agreement,” “this Note,” “hereunder,” “hereof,” “herein” or words of similar import referring to each NPA and the Note, as applicable, shall mean and be a reference to each NPA and each Note, as applicable, as amended by this Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic means (including “pdf” or any other electronic format that reproduces an image of the actual executed signature page) shall be as effective as delivery of a manually executed counterpart of this Agreement. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

** Signature Page Follows **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Agreement Date.

COMPANY:

EON RESOURCES INC. F/K/A HNR ACQUISITION CORP.

By:	/s/ Mitchell B. Trotter
Name:	Mitchell B. Trotter
Title:	Chief Financial Officer

BUYER:

WHITE LION CAPITAL, LLC

By:	/s/ Nathan Yee
Name:	Nathan Yee
Title:	Managing Director

SCHEDULE A – EVENTS OF DEFAULT

3.9 Failure to Comply with the Exchange Act. The Borrower shall fail to timely comply with the reporting requirements of the 1934 Act (including but not limited to becoming delinquent in its filings); and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act; and/or the Borrower shall not have publicly available all information required by paragraph (b) of Rule 15c2-11 of the Exchange Act (as effective on September 26, 2021), as amended, such that brokers or dealers attempting to publish any quotation for the Common Stock or, directly or indirectly, to submit any such quotation for publication, shall be able to comply with Rule 15c2-11(a).

3.13 Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with the SEC for any date or period from two (2) years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the un-restated financial statement, have constituted a Material Adverse Effect on the rights of the Holder with respect to this Note or the Note Purchase Agreement.

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